Exhibit 10.1

DESIGNATED ROLES MEMBER SEVERANCE BENEFITS PLAN

Adopted: December 9, 2024

Effective January 1, 2025

Implementation Date: March 10, 2025 (for eligible employees participating in the Executive Severance Benefits Plan on December 31, 2024)

Table of Contents

Page

Table of Contents	i

Executive Severance Benefits Plan Overview	1

Who is Eligible	1

Covered Severance Events	1

How the Severance Benefits Plan Works	2

Severance Payment	2

Continuation of Health Benefits	3

Conditions	3

Employees Rehired After Receiving Benefits	4

When Coverage Ends	4

Claims and Appeals Process	4

Celanese Americas Benefits Committee	6

Duration of the Plan, Ability to Amend or Terminate the Plan	6

Appendix A - Glossary	7

i

Designated Roles Member Severance Benefits Plan Overview

The Designated Roles Member (DRM) Severance Benefits Plan provides a severance payment, including a Supplemental Payment, continuation of health benefits and other benefits to certain eligible executive employees of Celanese Americas LLC and its participating affiliated companies (“Celanese”). Only executive employees of Celanese who are designated in writing as “DRM” executive employees by the Compensation & Management Development Committee (CMDC) of the Celanese Board of Directors shall be eligible for Severance Benefits under this Plan.

Celanese can, in certain circumstances and notwithstanding the provisions of this Plan, in its sole discretion, provide different or enhanced severance benefits to certain employees specified on an individual or group basis. However, the granting of such benefits shall not mean that any other individual employee or group of employees is entitled to such benefits. You are not eligible to participate in this Plan if you are eligible to receive severance benefits under any other plan, agreement or arrangement sponsored by Celanese except to the extent specifically set forth in such other plan, agreement or arrangement.

Certain terms used in this Plan are defined in the Glossary in Appendix A.

Who is Eligible

Executive employees of Celanese that have been designated in writing by the CMDC as a Designated Role Member (DRM) are eligible to participate in this Plan.

You are not eligible to receive Severance Benefits under this Plan unless you are classified as an “employee” on the payroll records of Celanese, regardless of whether it is later determined that you are, or were, an “employee” of Celanese. In addition, you are not eligible to receive Severance Benefits under this Plan if you have not been designated in writing as a DRM by the CMDC.

Covered Severance Events

If you are an eligible employee, you are eligible for Severance Benefits if you experience a Covered Severance Event. You experience a Covered Severance Event if you are involuntarily terminated from active employment by Celanese without Cause.

For purposes of the Plan, your termination is for Cause if you are terminated because of:

(i) your willful failure to perform your duties to Celanese (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by Celanese to you of such failure;

(ii) your conviction of, or a plea of nolo contendere to (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude;

(iii) your willful malfeasance or willful misconduct which is demonstrably injurious to Celanese or any of its affiliates;

(iv) your violation of Celanese’s code of conduct;

(v) your violation of Celanese’s policies concerning discrimination, harassment or retaliation;

(vi) your conduct that causes harm to the business reputation of Celanese or its affiliates; or

(vii) your breach of the provisions of any confidentiality, noncompetition or nonsolicitation obligation to which you are subject.

Enrollment is automatic.

Eligible executive employees who are involuntarily terminated for any other reason (e.g., death, disability, retirement, termination for Cause, or who resign or retire), are not eligible to receive severance benefits under this Plan.

How the Severance Benefits Plan Works

Eligible executive DRM employees who have had a Covered Severance Event are eligible to receive (i) a severance payment, including a Supplemental Payment, (ii) continuation of health care benefits and (iii) other benefits, all as further described below.

Equity Awards -This Plan does not alter the terms of any grant of equity compensation to you. Your rights with respect to any equity compensation grant are governed by the agreement(s) that establish the terms and conditions of your grant.

Severance Payment

Eligible executive DRM employees who have a Covered Severance Event will receive a severance payment upon the executive’s termination of employment with Celanese and its affiliates.

For eligible executive DRM employees other than the Chief Executive Officer of Celanese, the Severance Payment is an amount equal to the 100% of executive’s base annual salary in effect on the date of separation plus an amount equal to the executive’s target bonus for the year of separation. For the individual holding the Chief Executive Officer of Celanese (CEO) position, the Severance Payment shall be 150% of the CEO’s annual base salary in effect on the date of separation plus an amount equal to 150% of the CEO’s target bonus for the year of separation. The Severance Payment will be made as soon as practicable following the eligible executive’s termination, but in no event later than December 31 of the year in which such termination occurs or, if later, the 15th day of the third month following such termination.

Pro-Rata Supplemental Bonus Payment

In addition to the Severance Payment, an eligible executive who has a Covered Severance Event will be entitled to a pro rata bonus payment for the year of termination (a “Supplemental Payment”). The Supplemental Payment is an amount equal to the executive employee’s bonus payment for the year of termination multiplied by a fraction, the numerator of which is the number of days in the year of the executive’s termination up to and including the date of the executive’s termination and the denominator of which is 365 (or, 366, as applicable). The Supplemental Payment (1) shall be based on actual performance of Celanese for the year of termination (with a minimum of a 1.0 personal modifier) rather than target performance, and (2) instead of being paid at the same time as the Severance Payment, shall be paid at the same time annual bonuses are paid to other designated employees who do not terminate employment during the year but in no event later than the 30th day of the third month of the year following such termination.

Any amounts that the eligible executive DRM owes to Celanese will be deducted from the eligible executive DRM employee’s Severance Payment, and, if applicable, Supplemental Payment. As an additional condition to receiving the Severance Payment, the Plan Administrator may require the eligible executive DRM employee to execute a written agreement that authorizes Celanese to deduct any amounts the eligible executive DRM employee owes to Celanese prior to the payment of the Severance Payment or Supplemental Payment under the Plan.

All Severance Payments, Supplemental Payments or other benefits provided under this Plan shall be made subject to all withholdings and deductions that Celanese determines are necessary to comply with applicable law.

Continuation of Health Benefits

Eligible executives who have a Covered Severance Event will be eligible to elect, under COBRA, to continue to participate in the Celanese Americas Medical Plan.

If the eligible executive DRM employee is enrolled in Company provided medical and/or dental coverage immediately before separation, such employee may continue to purchase coverage at the active employee monthly premium rate as follows:

CEO – 18 months

Other DRMs – 12 months.

For any COBRA benefits to which the eligible executive DRM employee may be entitled under COBRA and the terms of the Celanese plans following expiration of the applicable period set forth above, the eligible executive employee must pay the otherwise applicable COBRA premium in accordance with COBRA and the terms of the Celanese plans in order to continue to participate in the Medical Plan.

Health coverage will terminate when the eligible executive DRM employee becomes eligible to participate in any other employer-sponsored health plan. You must notify Celanese when you become eligible for any other employer-provided health care benefits.

Other

Eligible executive DRM employees who have a Covered Severance Event will be eligible to receive outplacement services for a period of 12 months following termination with an outplacement firm selected by Celanese and subject to any limits as Celanese may determine.

Conditions

As a condition for receiving any severance benefits under this Plan, including but not limited to subsidized COBRA benefits, you must (1) return all property of Celanese and its affiliates; (2) hold confidential any and all confidential information concerning Celanese and its affiliates; (3) cooperate fully with Celanese and its affiliates; (4) execute and deliver such forms as required by Celanese; (5) comply with any noncompetition or non-solicitation obligation to which you are subject; and (6) execute and deliver to Celanese a general release of claims, restrictive covenants and cooperation agreement in the form provided to you by Celanese. If you fail to fully comply with any of the obligations described in this paragraph, you are not eligible for any benefits under this Plan. Notwithstanding any other provision of this Plan, no Severance Benefits will be paid or provided to you, including but not limited to subsidized COBRA benefits until such release has become effective and nonrevocable. To the extent that any other provision of this Plan would provide for a Severance Payment or Supplemental Payment earlier than such date, such Severance Payment and Supplemental Payment shall be postponed until such date (or such later date as may be provided under the heading “Internal Revenue Code Section 409A”). Any health care premium or outplacement benefit that would otherwise have been applicable prior to such date shall be forfeited.

Employees Rehired After Receiving Benefits

If you are a former employee and you are applying for rehire consideration, you will be considered with all other external candidates and have no guaranteed entitlement to a prior job classification, level, or rate of pay. The position will reflect Celanese’s current evaluation of the position in the current organization structure.

If you are a former employee who is rehired after receiving benefits under this Plan, you will not receive recognition of prior service in the determination of subsequent benefits, except to the extent provided by law. Calculation of subsequent benefits will begin as of the date you are rehired as a Celanese employee. Any prior service previously credited will not be included for the purpose of the calculation of benefits entitlement after you are rehired.

All issues regarding the treatment of any service time since separation from employment are to be resolved by the Plan Administrator before an individual with prior service is rehired.

When Coverage Ends

Your coverage under this Plan ends once you terminate from Celanese or when you are no longer an eligible executive DRM employee.

Claims and Appeals Process

If you believe that you are entitled to benefits under the Plan, you must file a claim for benefits. A claim for benefits must be made no later than one year following the date of your termination of employment with Celanese. If you do not file a claim for benefits within one year of the date of your termination of employment with Celanese, you will not be entitled to any benefits under the Plan.

A claim for benefits is submitted to the Plan Administrator. The Plan Administrator has the sole discretionary authority to approve or deny each claim. In the event the Plan Administrator denies, in whole or in part, an initial claim for benefits by a participant or his beneficiary, the Plan Administrator will furnish notice of the adverse determination to you.

The notice will be forwarded to you within 90 days of receipt of the claim by the Plan Administrator. However, in special circumstances, the Plan Administrator may extend the response period for up to an additional 90 days, and must notify you in writing of the extension, and will specify the reasons for the extension. If for any reason you do not receive a response from the Plan Administrator within the time prescribed, the claim will be deemed denied.

Within 60 days of receipt of a notice of an adverse determination, you or your duly authorized representative may petition the Plan Administrator in writing for a full and fair review of the adverse determination (see address below for information on how to contact the Plan Administrator). You or your duly authorized representative will have the opportunity to submit comments in writing, documents, records, and other relevant information to the Plan Administrator. You will also have the right to be furnished, free of charge and upon request, reasonable access to, and copies of, all documents, records and other relevant information. Relevant information includes any information that was submitted, considered or generated in the course of the decision regardless of whether such information was relied upon in making the benefit determination. You may also request any information demonstrating that, where appropriate, the Plan is acting consistently with respect to other participants.

The Plan Administrator will review the denial and will take into account all documents, records, and other information submitted by you regardless of whether such information was submitted or considered in the initial determination. The Plan Administrator will communicate its decision and provide an explanation to you in writing within 60 days of receipt of the petition. However, in special circumstances, the Plan Administrator may extend the response period for up to an additional 60 days, in which event it will notify you in writing prior to the commencement of the extension and specify the reasons for the extension. If for any reason, the written decision on review is not furnished within the time prescribed, the claim will be deemed denied on review.

The written notice of decision by the Plan Administrator will set forth:

►	The specific reasons for the adverse determination;

►	A specific reference to the pertinent Plan provisions on which the adverse determination is based;

►	A description of any additional information necessary for you to perfect the claim and an explanation of why such information is necessary. In the case of a notification of an appealed claim, the notice will also include a statement that you are entitled to receive reasonable access to and copies of all documents, records, and other relevant information with respect to the claim; and

►	A description of the Plan’s review procedures (or, in the case of a notification of an appealed claim, a description of any voluntary appeal procedures) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502 of ERISA following an adverse decision by the Plan Administrator.

Celanese Americas Benefits Committee

The Plan Administrator is the Celanese Americas Benefits Committee. The Benefits Committee has general responsibility and sole discretionary authority for administering the Plan and reviewing claims for benefits and appeals or denied claims. Any determination by the Benefits Committee is final and conclusive and will not be overturned unless it is deemed to be arbitrary and capricious. The Celanese Americas Benefits Committee can be contacted at:

Celanese Americas Benefits Committee

c/o Benefits Department

222 W. Las Colinas Blvd., Suite 900N

Irving, TX 75039

972-443-4000

Ability to Amend or Terminate the Plan

The Plan Sponsor retains the right to amend or terminate the Plan at any time, in its sole discretion whether before or after a Covered Severance Event.

Internal Revenue Code Section 409A

This Plan is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) to the maximum extent possible, including, without limitation, pursuant to Treas. Reg. Section 1.409A-1(b)(4) and Treas. Reg. Section 1.409A-1(b)(9) and otherwise to comply with Section 409A, and this Plan shall be interpreted accordingly.

For purposes of this Plan, to the extent necessary with respect to any applicable exemption from Section 409A or to the extent necessary to comply with Section 409A, an eligible executive will be treated as having terminated employment only if such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

To the extent any Severance Benefits are subject to the requirements of Section 409A and are otherwise payable upon an eligible executive’s separation from service, if such eligible executive is a “specified employee” within the meaning of Section 409A, any such benefits the would otherwise be paid or provided during the six month period following such eligible executive’s separation from service shall be postponed and paid or provided on the first day of the seventh month following such separation from service.

For purposes of Section 409A, each installment of any series of payments or benefits shall be treated as a “separate payment” for purposes of Section 409A and the regulations thereunder.

Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of an eligible executive’s execution of the release described above directly or indirectly, result in eligible executive’s designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A, and if such a payment could be made in more than one taxable year, such payment shall be made in the later taxable year.

APPENDIX A

Glossary

Cause - See page 1 under “Covered Severance Events.”

Celanese - Celanese Americas LLC and its participating affiliated companies

Compensation & Management Development Committee (CMDC). See p.2

Continuation of Health Benefits - See page 2 under “Continuation of Health Benefits.”

Covered Severance Event - See page 1 under “Covered Severance Events.”

Designated Role Member (DRM) – Those roles deemed by the Compensation & Management Development Committee of the Board of Directors (CMDC).

ERISA - Employee Retirement Income Security Act of 1974, as amended.

Medical Plan - The Celanese Americas Medical Plan

Plan - This Celanese Americas Designated Roles Member Severance Benefits Plan

Plan Administrator - Celanese Americas Benefits Committee

Plan Sponsor – Celanese Americas LLC

Severance Payment – See Page 2 under “Severance Payment”

Severance Benefits - The benefits provided under this Plan, including a Severance Payment and Continuation of Health Benefits

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